Exhibit 99.17.3

THIRD AMENDMENT TO EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Third Amendment to Executive Change in Control Agreement (the “Amendment”) is entered into as of the 23rd day of November 2016 (“Effective Date”), by and between William H. Gehrmann, III (“Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

The Company and Executive entered into the Executive Change in Control Agreement effective 30 September 2006, as amended (the “Agreement”).   The Company and Executive wish to amend the Agreement as set forth below.

AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree as follows:

1.  Section 1(c) is amended by revising the heading and first paragraph thereof to read as follows:

(c)           Severance Pay and Benefits; Retention Payment.  In addition to all accrued, unpaid salary and benefits to which Executive is entitled, if Executive’s employment with the Company or its successor terminates for any reason within thirty six (36) months following the closing of a Change in Control, and provided Executive executes and delivers within forty-five (45) days of termination (or such shorter period as the Company may require), and does not subsequently revoke within any required rescission period under any applicable law, a valid release in substantially the form attached as Exhibit A (“Release of Claims”), then the Company shall provide to Executive the severance pay and benefits described in paragraphs (1) and (2) of this Section 1(c).  If Executive’s employment with the Company or its successor continues for the period of thirty six (36) months following the closing of a Change in Control, Executive shall be entitled to receive the retention payment described in paragraph (3) of this Section 1(c).

2.  Section 1(c) is further amended by adding the following new paragraph (3) to the end thereof:

(3)           Retention Payment.  If Executive’s employment with the Company or its successor continues for the period of thirty six (36) months following the closing of a Change in Control, Executive shall not be entitled to the severance pay and benefits described in paragraphs (1) and (2) of this Section 1(c), but instead shall be entitled to receive a lump sum cash payment equal to the severance pay amount that would have been determined under Section 1(c)(1) if Executive had terminated employment immediately following the closing of such Change in Control.  Such payment shall be made no later than the thirtieth (30th) day following the end of such 36-month period.

3.  Section 2 is amended by deleting subsections (a) and (b), by redesignating subsection (c) as subsection (a), and by revising the heading and introductory language to read as follows:

2.             Definition of Change in Control.  The following term shall have the meaning set forth below solely for purposes of this Agreement:

4.  Section 5(a)(9) is amended and restated in its entirety as follows:

(9)           If Executive wishes to contest or dispute any failure to make payments claimed to be due hereunder, Executive must give written notice of such dispute within thirty (30) days of receiving notice of such failure (or, if the claim is with respect to Stock Award rights under Section 1(a) above, within thirty (30) days after Executive first learns that the Company or its successor does not recognize Executive’s rights under Section 1(a) following the closing of a Change in Control).  If Executive prevails in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 1 as of the date of termination or other applicable payment date, after adjustments for amounts already paid.

5.  Except as modified by this Amendment, all other terms of the Agreement remain unchanged.

[signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HEADWATERS INCORPORATED	EXECUTIVE

/s/ Harlan M. Hatfield	/s/ William H. Gehrmann, III
Name: Harlan M. Hatfield
Title: Vice President